Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

eFleets Corporation

We consent to the use in this registration statement on Form S-1/A of our report dated April 15, 2014 relating to our audit of the financial statements of eFleets Corporation as of and for each of the two years ended December 31, 2013 and 2012, and for the period from inception (January 30, 2006) to December 31, 2013, which report is included in the Annual Report on Form 10-K of eFleets Corporation for the year ended December 31, 2013. We also consent to the reference to our firm in the registration statement under the caption “Experts.”

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, TX
August 6, 2014